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                                                                   EXHIBIT 10.22



                          NHANCEMENT TECHNOLOGIES INC.
                          (FORMERLY BIOFACTORS, INC.)

                          1997 MANAGEMENT AND COMPANY
                             PERFORMANCE BONUS PLAN
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1997 Management & Company Performance Bonus Plan


OBJECTIVES

Objectives to be served by the NHancement Technologies Inc. (the "Company" or "NTI") annual cash incentive compensation plan (the "Plan") include the following:

o Motivate key managers to focus on the company's financial performance, specifically operating income and revenue achieved compared to the business plan.
o Reward key managers with significant upside bonus potential in the event the Company meets and exceeds challenging plan targets.
o Reward contributions based on the manager's own individual performance and on the manager meeting specific objectives.

PLAN DESIGN

With these basic objectives in mind, the Plan incorporates the following key features:

o The Plan has three levels of participation, as defined below. The levels generally correspond with organizational and responsibility levels. Higher participation levels offer greater bonus opportunity.
o The company's annual net operating income and revenue achieved versus plan targets will determine the percentage of annual base salary to be paid out as a bonus. This percentage will be different across the three participation levels but will be the same for each participant in a particular level.
o This bonus percentage may be increased or decreased on an individual basis, within parameters described below, based on an assessment of the participant's performance.
o        The maximum bonus that may be earned is 200% of eligible base salary.

PLAN PARTICIPATION AND RESPONSIBILITY LEVELS

The Plan's participating positions are described below. Participation in the Plan at Level II is based on a combination of reporting relationship, management level, and recommendation by an executive. An employee must hold an approved Plan position to participate in the Plan. The following positions will participate in the Plan at the responsibility level indicated:

Level            Participating Position(s)
CEO/COO          Chief Executive Officer/Chief Operating Officer
Level I          Senior Vice Presidents
Level II         Managers reporting to Level I participants who are recommended for participation by a Level I executive, not including those managers participating in other incentive plans such as sales compensation plans.





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The Compensation Committee of the Board of Directors will approve the participating positions in the Plan, based on recommendations by the Company's Chief Executive Officer and Chief Operating Officer. The Company's CEO and COO will have the discretion to add or remove employees from the Plan, if the employees move into or leave positions previously approved by the Compensation Committee. Participants and targeted bonus amounts will be set at the beginning of the fiscal year. Targeted bonus amounts will be based on 100% achievement of Plan performance targets.

o If an employee leaves a Plan position but stays with the company in a non-Plan position, he or she will participate in the Plan only for each full quarter worked in the Plan position.
o Likewise, if an employee moves into a Plan position from a non-Plan position during the year, he or she will participate in the Plan only for full quarters worked in the Plan position.
o Finally, an individual must work at NTI for at least one full financial quarter to participate in the Plan and must be employed by NTI at the time bonus checks are distributed in order to receive a bonus under the Plan.

DEFINITIONS

o        "Operating Income"           For "planned," budgeted net
                                      operating income plus budgeted
                                      management bonuses per the 1997 NTI
                                      and Divisional Operating Plan.  For
                                      "actual," NTI and Divisional audited
                                      net operating income plus actual
                                      accrued management bonus expense.

o        "Total Revenues"             For "planned," budgeted total
                                      revenues per the 1997 NTI Operating
                                      Plan.  For "actual," NTI and
                                      Divisional audited net revenues
                                      (total revenues less returns and
                                      allowances).

o        "Payout Table"               A table mapping the percentage
                                      achievement of planned net operating
                                      income and revenue to a percentage
                                      of eligible base salary to be earned
                                      as a bonus.

o        "Bonus Percentage"           The percentage of eligible base
                                      salary earned as a bonus, obtained
                                      from the Payout Table.  The Bonus
                                      Percentage may be interpolated or
                                      extrapolated from the Payout Table
                                      as necessary.

o        "Performance Factor"         A factor to be applied to the
                                      individual's Bonus Target to
                                      increase or decrease the bonus
                                      payout.

                                      *  The factor is discretionary and
                                         is based on a subjective evaluation of
                                         the participant's performance for the
                                         year.
                                      *  The factor may range from 0 to 1.5,
                                         meaning that the bonus payout may be
                                         eliminated or increased.
                                      *  The factor may be fractional and may be
                                         greater or lower than 1.0.  It is
                                         expected that the Performance Factor
                                         will be 1.0 for most participants.





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o        "Eligible Base Salary"       The participant's annual base salary
                                      rate at the end of the year, applied
                                      over the entire year.  The eligible
                                      base salary rate does not include:

                                      *  Stipend, premium, or salary supplement
                                      *  Mileage, per diem, or benefits payments
                                      *  Incentive or bonus pay
                                      *  Commissions
                                      *  Pay associated with carrying an
                                         electronic pager
                                      *  Salary for quarters for which the
                                         participant is not eligible

PAYOUT TABLES

For corporate participants, bonuses are based on individual and corporate revenue and profit targets only. For participants with divisional responsibilities, bonuses are based 75% on achieving divisional targets and 25% on overall corporate goals. Bonus Percentages will be extracted from the Payout Tables below. The tables will determine Bonus Percentages from actual audited consolidated financial results achieved, using interpolations or extrapolations as necessary. No bonuses will be earned if net operating income or revenue achievement falls below the minimum levels shown on the tables. The minimum hurdles for payouts is achievement of 75% of budgeted operating income and 75% of budgeted revenues. The Bonus Percentage determined will apply to each participant.

 BONUS Actual % of Planned Operating Income*
 LEVELS
                           75%       90%       100%        120%       140%
                        ---------------------------------------------------
                75%         0%       60%        75%        90%        105%
                        ---------------------------------------------------
    Actual      90%        45%       70%        90%        108%       126%
     % of               ---------------------------------------------------
   Planned     100%        50%       80%       100%        120%       140%
    Total               ---------------------------------------------------
   Revenues    120%        60%       90%       100%        120%       140%
                        ---------------------------------------------------
               140%        70%       90%       100%        120%       140%
                        ---------------------------------------------------

                *payout percentages cannot exceed actual income as a percentage of planned income.




The Bonus Percentages will be interpolated within these tables for financial results that fall between the major increments shown. Above 140% net operating income and/or revenue achievement, the Bonus Percentages will be extrapolated.



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PERFORMANCE FACTOR

A performance factor may be used to increase or decrease the Plan participant's bonus payout based on a subjective assessment of the individual's performance and contributions over the course of the year. This factor is discretionary in nature, but should be correlative to the individual's performance level as assessed in January. The factor may vary between 0 and 1.5 and may be fractional. It is anticipated that performance factors will be tightly distributed around 1.0.

 Individual Performance  -) -) -) -) -) -) Targeted Performance -) -) -) -) -)
 Performance Factor            0.0                 1.0                    1.5


As part of the Plan administration, a performance appraisal will be completed for each Plan participant by the end of January. This annual performance evaluation is the only appraisal required for the Plan participant.

o The Company's Chief Executive Officer and Chief Operating Officer will be evaluated by the Compensation Committee of the Board of Directors by the end of February.

o The Chief Executive Officer and Chief Operating Officer will evaluate their direct-report Plan participants by January 31st.

o The managers included in the Plan who are not direct reports to the Chief Executive Officer or Chief Operating Officer will be evaluated by the appropriate Senior Vice President by January 31st.

BONUS PAYMENTS

The individual participant's performance factor will be multiplied by his or her Targeted Bonus Amount, as determined by NTI's financial performance and the Payout Tables, to determine a final amount to be paid out as a bonus. The final bonus payout will be limited to a maximum of 200% of the participant's targeted bonus amount.

The maximum aggregate bonus that NTI may award to all eligible individuals covered under the Plan is limited to 10% of the net income of NTI, calculated after tax liabilities and Plan payments.

Staff members who are assigned to different responsibility levels during the year will have their bonuses calculated based on the quarters assigned to each responsibility level. Likewise, any staff member who is added to the Plan after January 1st will have his or her bonus calculated on a prorated basis, based on full quarters worked while on the Plan.

Estimated bonuses payable will be accrued throughout the year in proportion to planned revenue and operating income. Adjustments in accruals will be made periodically to reflect actual performance relative to plan. 100% of bonuses earned will be paid as soon as practicable following publication of audited financial statements for the year and approval of recommended bonuses by the Compensation Committee of the Board of Directors. Estimated federal income taxes of at least 28% and other required payroll taxes will be withheld.





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PAYMENT IN EVENT OF DEATH

Any payment actually payable under this Plan but which is unpaid at the time of a participant's death shall be paid to the participant's estate. Payments to the estate of a deceased participant shall be made in a lump sum as soon as is administratively feasible.

GENERAL PROVISIONS

o The Plan is effective for the period from January 1, 1997 to December 31, 1997. The Plan can be amended or terminated at any time by action of the Compensation Committee of the Board of Directors.

o Should operating income or revenues fall below 75% of target for the year, the Board of Directors, in its discretion, may make special bonus payments to Plan participants.

o Managers included in the Plan must be active employees of NTI on the date that bonuses are paid to receive a bonus.

o        The Plan is not a contract between the Company and any employee.
         Nothing contained in the Plan gives any employee the right to be retained in the employ of the Company, or interferes with the right of the Company to terminate the employment of any employee at any time without regard to the effect that such termination may have on any opportunities under the Plan.





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